Exhibit 4.2

AMENDING AGREEMENT TO
MASTER DEFINITIONS AND CONSTRUCTION AGREEMENT

THIS AMENDING AGREEMENT TO MASTER DEFINITIONS AND CONSTRUCTION AGREEMENT (this “Agreement”) is made as of the 22nd day of July, 2014.

BETWEEN:

a)	THE BANK OF NOVA SCOTIA, a bank named in Schedule I to the Bank Act, whose executive office is at Scotia Plaza, 44 King Street West, Toronto, Ontario, M5H 1H1, in its capacity as the Issuer, the Seller, the Servicer, the Cash Manager, the Account Bank, the GDA Provider, the Intercompany Loan Provider, the Interest Rate Swap Provider and the Covered Bond Swap Provider;
b)	THE BANK OF NOVA SCOTIA, LONDON BRANCH, acting through its office at 201 Bishopsgate, London EC2M 3NS, in its capacity as the Principal Paying Agent, a Registrar and a Transfer Agent;
c)	THE BANK OF NOVA SCOTIA - NEW YORK AGENCY, acting through its office at 250 Vesey Street, New York, NY 10281, in its capacity as a Paying Agent, a Registrar, a Transfer Agent and the Exchange Agent;
d)	SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP, a limited partnership formed under the laws of the Province of Ontario, whose registered office is at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, by its managing general partner, Scotiabank Covered Bond GP Inc. (in its capacity as the Guarantor);
e)	Scotiabank Covered Bond GP Inc., a corporation incorporated under the laws of Canada whose registered office is located at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, in its capacity as Managing General Partner;
f)	8429057 CANADA INC. a corporation incorporated under the laws of Canada whose registered office is located at 100 King Street West, Suite 6100, 1 First Canadian Place, Toronto, Ontario, M5X 1B8, in its capacity as Liquidation General Partner;
g)	COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company incorporated under the laws of Canada, whose registered office is at 100 University Avenue, 11th Floor, North Tower, Toronto, Ontario M5J 2Y1, in its capacity as Bond Trustee and Custodian; and
h)	KPMG LLP, a limited liability partnership under the laws of the Province of Ontario, whose registered office is at Bay Adelaide Centre, 333 Bay Street, Suite 4600, Toronto, Ontario, M5H 2S5, in its capacity as Cover Pool Monitor.

WHEREAS the parties hereto entered into an amended and restated master definitions and construction agreement made as of September 24, 2013 (the “Master Definitions and Construction Agreement”);

AND WHEREAS the parties hereto have agreed to amend the Master Definitions and Construction Agreement pursuant to the terms of this Agreement;

NOW THEREFORE IT IS HEREBY AGREED that in consideration of the mutual covenants and agreements herein set forth, the parties agree as follows:

Article 1 – Amendments

1.01	Amendments

(1)               The definition of “Indexation Methodology” in Article 1 of the Master Definitions and Construction Agreement is deleted in its entirety and replaced with the following:

“Indexation Methodology The indexation methodology determined by the Guarantor that meets the requirements provided for in the CMHC Guide to determine indexed valuations for Mortgaged Properties relating to the Loans in the Portfolio, which, as of the date of this Agreement is a combination of (i) the Teranet Inc.-based house price index for the eleven metropolitan areas for which it is available, and (ii) data derived from the national residential statistics compiled by the Canadian Real Estate Association for all other areas, in each case as more particularly described in the Prospectus, whether directly or by reference, and which methodology may be updated from time to time and will, at any time, be disclosed in the then-current Investor Report and all future Investor Reports for periods from and after July 1, 2014. Any change to the Indexation Methodology must comply with the requirements of the CMHC Guide and will (i) require notice to CMHC and satisfaction of any other conditions specified by CMHC in relation thereto, (ii) if such change constitutes a material amendment thereto, require satisfaction of the Rating Agency Condition, and (iii) if such change is materially prejudicial to the Covered Bondholders, require the consent of the Bond Trustee”

(2)               The definition of “Latest Valuation” in Article 1 of the Master Definitions and Construction Agreement is deleted in its entirety and replaced by the following:

“Latest Valuation In relation to any Mortgaged Property, the value given to that Mortgaged Property by the most recent Valuation Report addressed to the Seller or the purchase price of that Mortgaged Property or current property tax assessment, as applicable; provided that, commencing July 1, 2014, such value shall be adjusted at least quarterly to account for subsequent price adjustments using the Indexation Methodology”

Article 2 – miscellaneous

2.01	Further Assurances

Each of the parties hereto will from time to time execute and deliver all such further documents and instruments and do all acts and things as any of the other parties may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

2.02	Other Amendments

Except as expressly amended, modified and supplemented hereby, the provisions of the Master Definitions and Construction Agreement are and shall remain in full force and effect and shall be read with this Agreement, mutatis mutandis. Where the terms of this Agreement are inconsistent with the terms of the Master Definitions and Construction Agreement (prior to its amendment hereby), the terms of this Agreement shall govern to the extent of such inconsistency.

2.03	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of Ontario and the federal laws of Canada applicable therein.

2.04	Interpretation

Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Master Definitions and Construction Agreement (prior to its amendment hereby).

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first before written.

THE BANK OF NOVA SCOTIA, in its capacity as the Issuer, the Seller, the Servicer, the Cash Manager, the Account Bank, the GDA Provider, the Intercompany Loan Provider, the Interest Rate Swap Provider and the Covered Bond Swap Provider

By:	/s/ Ian A. Berry
Name: Ian A. Berry Title: Managing Director & Head, Funding

THE BANK OF NOVA SCOTIA, LONDON BRANCH, in its capacity as Principal Paying Agent, a Registrar and a Transfer Agent

By:	/s/ Jane Anne Negi
Name: Jane Anne Negi Title: Managing Director & Head of Legal, Europe
By:	/s/ Jane Lloyd
Name: Jane Lloyd Title: Chief Operating Officer

SCOTIABANK COVERED BOND GUARANTOR LIMITED PARTNERSHIP by its managing general partner SCOTIABANK COVERED BOND GP INC.

By:	/s/ David Tersigni
Name: David Tersigni Title: President and Secretary

SCOTIABANK COVERED BOND GP INC., in its capacity as Managing GP

By:	/s/ David Tersigni
Name: David Tersigni Title: President and Secretary

8429057 CANADA INC., in its capacity as Liquidation GP

By:	/s/ Charles Eric Gauthier
Name: Charles Eric Gauthier Title: Vice-President
By:	/s/ Stuart Swartz
Name: Stuart Swartz Title: President

COMPUTERSHARE TRUST COMPANY OF CANADA, in its capacity as Bond Trustee

By:	/s/ Sean Pigott
Name: Sean Pigott Title: Corporate Trust Officer

By:	/s/ Ann Samuel
Name: Ann Samuel Title: Associate Trust Officer

KPMG LLP, in its capacity as Cover Pool Monitor

By:	/s/ Abhimanyu Verma
Name: Abhimanyu Verma Title: Partner

THE BANK OF NOVA SCOTIA - NEW YORK AGENCY, in its capacity as a Paying Agent, a Registrar, a Transfer Agent and Exchange Agent

By:	/s/ Hector Jimenez
Name: Hector Jimenez Title: Director, Regional Head of U.S. Operations